Exhibit 10.8

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and effective as of January 01, 2008 (the "Effective Date") by and between City Capital Corporation, a Nevada corporation with a business address of 2000 Mallory Lane 130-301, Franklin, TN 37067 (the "Employer"), and Ephren Taylor, Jr., an individual (the "Executive").


                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

     "Agreement" - this Employment Agreement, as amended from time to time.

     "Basic Compensation" - Salary and Benefits.

     "Benefits" - as defined in Section 3.1(b).

     "Bonus Compensation" - for each Fiscal Year during the Bonus Period, additional compensation for the services to be rendered by the Executive pursuant to this Agreement, as determined by the Employer's regular, independent certified public accountants.

     "Bonus Period" - each full Fiscal Year during the Employment Period.

     "Confidential Information" - any and all:

          (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned business methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and any other information, however documented, that is a trade secret under applicable federal or state law; and

          (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials, however documented; and


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          (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

     "Employment Period" - the term of the Executive's employment as provided in
Section 2.2 of this Agreement.

     "Fiscal Year" - the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

     "Net Operating Income" - the income and gains of the Company, for each Fiscal Year, as reported, separately or in the aggregate, as appropriate, under the Company's regular method of accounting in accordance with Generally Accepted Accounting Principles ("GAAP"), and if there is no other regular set of books, then as found on the Company's information tax return filed for federal income tax purposes, plus any tax exempt income as described in Section 705(a)(2)(B) of the Code.

     "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

     "Proprietary Items" - as defined in Section 7.2(d).

     "Salary" - as defined in Section 3.1(a).


     2.   EMPLOYMENT TERMS AND DUTIES

     2.1  EMPLOYMENT

     Effective as of the Effective Date, the Employer hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

     2.2  EMPLOYMENT PERIOD

     This Agreement shall be effective for a period of ten (10) years following the Effective Date provided above and shall remain in full force and effect throughout unless terminated pursuant to Section 6 of this Agreement.

     2.3  DUTIES

     The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement.

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     3.   COMPENSATION

     3.1 BASIC COMPENSATION

          (a) The Executive will be paid an annual salary of Five Hundred Thousand Dollars ($500,000) (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. All payments made pursuant to this Agreement shall be subject to all applicable federal, state and local withholding and employment taxes. The amount of the Salary described herein may be adjusted from time to time at the sole discretion of Employer. Any such adjustment in the amount of Salary shall be maintained by the Employer in the Executive's employment records and shall become a part of this Agreement by this reference.

          (b) Benefits - The Executive will, during the Employment Period, be permitted to participate in such group pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other group employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

     3.2 BONUS COMPENSATION

     As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Executive will be paid the following Bonus
Compensation:

     (a) Employer shall pay Executive an amount equal to one percent (1%) of the Net Operating Income received by Employer during each Fiscal Year of the Employment Period. The bonus payment described in this Section 3.2(a) shall be paid to Executive by Employer within thirty (30) days of the completion of the independent certified public accountant's completion of the annual audit for Employer at the close of each Fiscal Year;

     (b) Employer shall issue to Executive the number of shares of the capital common stock of Employer with a fair market value of Five Hundred Thousand Dollars ($500,000) according to the NASDAQ market value indicator as of the Effective Date of this Agreement; and

     (c) Employer shall pay to Executive an amount equal to one percent (1%) of any and all funds raised and received by Employer, solely based upon Executive's fundraising and marketing efforts, whether such funds are paid to Employer in the form of debt or equity. The bonus payment described in this Section 3.2(c) shall be calculated monthly and paid in quarterly disbursements to Executive, with the first payment to be paid on April 1, 2007, and each additional payment made on the first day of each quarter thereafter throughout the Employment Period of this Agreement.



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     4.   FACILITIES AND EXPENSES

     The Employer will furnish the Executive (or reimburse Executive for) office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

     5.   VACATIONS AND HOLIDAYS

     The Executive will be entitled to such vacation, sick time, personal time, paid time off and holiday pay each Fiscal Year in accordance with the applicable policies, if any, of the Employer in effect for its employees from time to time.

     6.   TERMINATION

     Employer may terminate this Agreement with cause upon delivery of written notice to Executive stating the cause of termination. For purposes of this Agreement, "cause" shall mean Executive's criminal indictment for or confession, plea of nolo contendere, or conviction of a crime involving theft, fraud or embezzlement against Employer. Upon Employer's delivery of said notice, Executive's Employment Period shall automatically terminate.

     Upon the termination of the Employment Period, the Executive's Bonus Compensation, pursuant to Section 3.2 herein, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer shall also automatically terminate upon delivery of written notice of termination to Executive. Notwithstanding the above, within thirty (30) days of Executive's receipt of notice of termination for cause, Employer shall pay to the Executive an aggregate amount equal to fifty percent (50%) of the unpaid Salary Executive would have earned upon completion of the Employment Period.

     In the event Employer terminates the Employment Period without cause, Employer shall pay to the Executive an aggregate amount equal to one hundred percent (100%) of the unpaid Salary Executive would have earned upon completion of the Employment Period.

     Anything contained in this Agreement to the contrary notwithstanding, Executive may terminate this Agreement at any time upon thirty (30) days prior written notice to Employer.

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     Notwithstanding anything in this Agreement, upon any notice of termination by either party, and during all or any part of the period prior to the effective date of termination under such notice, the Employer shall have the right and option, in its sole discretion, to require that the Executive no longer show up at the offices of the Employer, to terminate the Executive's access to the Employer's telephone, files and computer systems, and/or to relieve the Executive of any and/or all services which the Executive has been providing, and any such decision(s) by the Employer shall not be deemed a breach by the Employer of this Agreement.


     7. NON-DISCLOSURE COVENANT

     7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

     The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) the Employer has required that the Executive make the covenants in this Section 7 as a condition to its execution of this Agreement; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper disclosure of Confidential Information.

     7.2 CONFIDENTIALITY

     In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

     (a) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

     (b) Any trade secrets of the Employer will be entitled to all of the protections from public disclosure under applicable law.

     (c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     (d) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party or any reason, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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     7.3 DISPUTES OR CONTROVERSIES

     The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

     8. GENERAL PROVISIONS

     8.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

     The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 8 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

     8.2 COVENANTS OF SECTION 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS;
SURVIVAL

     The covenants by the Executive in Sections 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

     The Executive's covenants in Sections 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive's breach of any covenant in
Section 7. The obligations, covenants and agreements of the Executive as set forth in Section 7 of this Agreement shall survive the termination of this Agreement for any reason.

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     8.3 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

     The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both:

     (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or

     (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

     8.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

     The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

     8.5 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     8.6  BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

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     8.7 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to Employer:                          If to the Executive:
     --------------                           -------------------

     City Capital Corporation                 Ephren Taylor, Jr.
     2000 Mallory Lane 130-301                2000 Mallory Lane, Suite 130-301
     Franklin, TN   37067                     Franklin, TN   37067
     Attention: Emerson Brantley              Attention: Melissa Grimes
     Facsimile No.:  _____________            Facsimile No.: (888) 216-8858


     8.8 ENTIRE AGREEMENT; AMENDMENTS

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

     8.9 GOVERNING LAW/ATTORNEY FEES

     This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles. If either party brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses of litigation, including attorney fees and costs, fees and costs of experts, and court costs, to the full extent permitted by law.

     8.10 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.11 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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     8.12 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     8.13 WAIVER OF JURY TRIAL

     THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.


EMPLOYER:                                     EXECUTIVE:
---------                                     ----------

City Capital Corporation,
a Nevada Corporation                          /s/ Ephren Taylor, Jr.
                                              ----------------------
                                              Ephren Taylor, Jr.
By: ___________________________
Name: _________________________
Title:  _________________________



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